                                                                      Exhibit 11

                       Aon CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED NET INCOME PER SHARE COMPUTATION

(millions except per share data)
                                    Second Quarter Ended    Six Months Ended
                                    --------------------  ---------------------
                                    June 30,    June 30,  June 30,     June 30,
                                      1995        1994      1995         1994
                                    --------    --------  --------     --------
EARNINGS PER SHARE
  Net income....................... $  98.7     $  88.2   $ 209.9      $ 187.3
  Preferred stock dividends........     6.8         6.8      13.6         13.2
                                    -------     -------   -------      -------
       NET INCOME LESS PREFERRED
         STOCK DIVIDENDS........... $  91.9     $  81.4   $ 196.3      $ 174.1
                                    =======     =======   =======      =======

  Average common shares issued.....   110.6       106.2     110.6        106.2
  Net effect of treasury stock
    activity.......................    (2.8)       (4.6)     (2.6)        (4.5)
  Weighted average effect of
    Series B preferred stock.......       -         3.0         -          3.4
  Net effect of dilutive stock
    compensation plans based on the
    treasury stock method..........     0.6         0.7       0.6          0.7
                                    -------     -------   -------      -------
        Average common and common
          equivalent shares
          outstanding..............   108.4       105.3     108.6        105.8
                                    =======     =======   =======      =======
NET INCOME PER SHARE (1)........... $  0.85     $  0.77   $  1.81      $  1.65
                                    =======     =======   =======      =======

(1) Primary and fully diluted net income per share are materially the same.

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